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                                                              EXHIBIT 10.3(b)

            EXECUTIVE OFFICER NON-QUALIFIED STOCK OPTION AGREEMENT

CONCURRENT COMPUTER CORPORATION (the "Company") hereby grants, effective xx, 1997 (the "Effective Date"), to First Last (the "Optionee") a Non-Qualified Stock Option to purchase a maximum of xx shares of its Common Stock, $0.01 par value, at a price of $xx per share subject to the following:

1.     Relationship to Plan. This option is granted pursuant to the Concurrent
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Computer  Corporation  1991  Stock Option Plan, a copy of which is attached as
Exhibit  A  hereto  (the "Plan"), and is in all respects subject to the terms,
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conditions  and  definitions  of  the  Plan.  The Optionee hereby accepts this option subject to all the terms and provisions of the Plan (including without limitation provisions related to non-transferability and termination of the option and adjustment of the number of shares subject to this option and the exercise price therefor). The Optionee further agrees that all decisions under and interpretations of the Plan by the Board of Directors of the Company or the Stock Award Committee (the "Committee") established under the Plan and as from time to time constituted shall be final, binding and conclusive upon the Optionee and his heirs.

2.        Exercisability. Subject to the provisions of Paragraph 6 below, this
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option  shall  be  exercisable  from time to time for that number of shares in which the option holder has vested less any shares with respect to which this option has been previously exercised. This option shall vest in full on the third anniversary of the Effective Date. Notwithstanding the foregoing, in the event of a Change of Control of the Company (as defined in the Plan as modified by Paragraph 6 hereof) after the Effective Date to the extent not vested this option shall immediately vest as to an additional twelve months and shall remain exercisable for the 12 months following the Change of Control to the extent vested during such period (i.e., to the extent vested prior to the Change of Control, plus the additional 12 months of vesting, plus any additional monthly vesting during the 12 month period) without regard to any
other  limits  set  forth  in  the  Plan.    Thereafter,  this option shall be
exercisable  subject  to  the  limits  set  forth  in  the  Plan.

3.      Time of Exercise. To the extent it has become exercisable, this option
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shall  remain exercisable (except as otherwise provided herein or in the Plan)
in full or in part until it has been exercised as to all shares subject hereto or the tenth anniversary of the Effective Date, whichever occurs first.

4.          Methods of Exercise. This option shall be exercisable by a written
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notice in the form attached hereto. The notice shall be accompanied by payment in full for the number of shares exercised. Payment shall be made by (i) cash,
(ii) check, (iii) delivery and assignment to the Company of shares of Company stock having a fair market value equal to the option price, or (iv) by a combination of (i), (ii), and (iii). Upon such payment the Company will thereafter deliver or cause to be delivered to the Optionee (or other individual or individuals), at the office of the Company, a certificate or certificates for the number of shares with respect to which this option is being exercised, registered in the name or names of the individual or individuals exercising the option; provided, however, that if any law or regulation or order of the Securities and Exchange Commission or other body having jurisdiction shall require the Company or Optionee (or other individual or individuals) to take any action in connection with the shares then being purchased, the delivery of the certificate or certificates for such shares shall be delayed for the period necessary to take and complete such action.

5.         Withholding Taxes; Delivery of Shares.  The Company's obligation to
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deliver  shares  of  Common  Stock upon exercise of this option in whole or in part, shall be subject to the Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding obligations.

6.          Change  of  Control.  The  provisions  of  Section  13 of the Plan
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notwithstanding,  the  rights  of  the  Optionee  in  the event of a Change of
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Control  of  the  Company are determined by the events following the Change of
Control as more explicitly set forth below. Change of Control shall have the meaning set forth in the Plan with clause (a) of such definition hereby modified pursuant to the Plan to limit a Change of Control to those instances where a Person becomes after the Effective Date the Beneficial Owner, directly or indirectly, of more than 25% of the Voting Stock of the Company and with clause (b) modified to delete the provisions relating to the disposition of a business of the Company for which the Participant's services are principally performed thereby eliminating any trigger in respect of a disposition of a subsidiary or branch of the Company. Basically, the Change of Control acts as the initial trigger of a two trigger requirement to accelerate the Optionee's rights to exercise the option. The second trigger is the first to occur of three events: (1) involuntary termination without cause (such term used here
and   hereinafter to have the meaning set forth in Section 10(h) of the Plan),
(2) the Company ceasing to be a "public" company, or (3) a successor company succeeding to all or substantially all the assets of the Company (whether by sale, merger or otherwise). Generally, if event (1) occurs the option becomes fully vested and exercisable in full to the extent not previously exercised over the remaining term of the option, and if event (2) or (3) occurs each director (i.e., member of the Board of Directors) and employee Optionee is "cashed out" and paid the "spread" on the shares not previously exercised (i.e., the difference between the fair market value of a share of Common Stock and the stock option exercise price times the number of shares not previously exercised).

The provisions governing the rights of the Optionee in the event of a Change of Control followed by a second trigger are set forth below.

In the event of a Change of Control of the Company, the following provisions shall apply:

(a)  If,  prior  to the applicability of (b) (the going private provisions) or
(c) (the successor obligation provisions) below, the Optionee's services for the Company or any Affiliate of the Company are terminated involuntarily and without cause (including any constructive termination pursuant to the terms of any employment agreement from time to time in effect between the Company or such successor and the Optionee), either in connection with or following the Change of Control, this option shall become immediately exercisable in full upon such termination of service and shall thereafter be exercisable without regard to the provisions of such clause (i.e., it shall remain exercisable for the term of this option).

(b) If the Company or such successor following the Change of Control is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (i.e., ceases to be a "public company") or if the Company or such successor immediately following the Change of Control is a public company but any time thereafter ceases to be a public company, the Company or such successor, in full satisfaction of its obligations hereunder, shall pay each director and employee Optionee and any Optionee involuntarily terminated without cause in connection with such going private transaction in cash within five business days after the date on which it ceases to be a public company the difference between (i) the value of the aggregate number of shares subject to this option and not previously exercised and (ii) the option price payable for such aggregate number of shares.

(c) If the Company is not the surviving entity in a transaction involving the transfer of all or substantially all its assets and business (whether by sale, merger or otherwise), then the Company or such successor, in full satisfaction of its obligation hereunder, shall pay each director and employee Optionee and any Optionee involuntarily terminated without cause in connection with such transaction in cash within five business days after the date on which such a transaction occurs the difference between (i) the value of the aggregate number of shares subject to this option and not previously exercised and (ii) the option price payable for such aggregate number of shares.

(d) For purposes of (b)(i) and (c) above, the value of a share of the Company shall be equal to the average closing sales price (or, in the absence thereof, the average ask and bid prices) of such shares for the last 30 days on which trades of such shares were publicly reported.

(e) In any circumstances not described in (a), (b) or (c) above, the terms of the Plan and of this Agreement other than this Paragraph 6 shall apply.

Without limiting in any way the provisions of the last sentence of Paragraph 1 above, any dispute or controversy under or in connection with this Paragraph 6 shall be settled exclusively by arbitration in New Jersey by one arbitrator in accordance with the rules of the American Arbitration Association then in
effect.    The  arbitrator's  award  may  include  the manner in which fees of counsel and other expenses in connection with the dispute or controversy are to be borne. Judgment may be entered upon the arbitrator's award in any court having jurisdiction.
7.      Affiliate.  The definition of Affiliate set forth at Section 3a of the
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Plan  is  hereby  clarified by adding the following sentence to the end of the definition:  The Committee hereby designates all entities in which the Company
owns,  directly  or  indirectly,  more    than 50% of the voting stock of such
entity, Affiliates of the Company. An entity shall cease to be an Affiliate where the Company owns, directly or indirectly, less than 50% of the voting stock of such entity, unless otherwise determined by the Committee at the time of the change in the Company's ownership interest in such entity.

8.      General. This Agreement shall be construed as a contract under seal in
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accordance  with the laws of the State of Delaware. It shall bind and, subject to the terms of the Plan, benefit the parties and their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the date first above written.

          CONCURRENT  COMPUTER  CORPORATION



                    By:                    /s/Karen  G.  Fink
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     Optionee                              Karen  G.  Fink
                                           Vice  President
                                           General  Counsel  and  Secretary